Exhibit 10.18
NATIONAL INTERSTATE CORPORATION
STOCK BONUS AGREEMENT
     This Agreement (the “Agreement”) is made as of March 12, 2007 (the “Date of Grant”) by and between National Interstate Corporation, an Ohio corporation (the “Company”) and David W. Michelson (the “Grantee”) and is being executed contemporaneously with an Employment Agreement between the Company and the Grantee.
     1. Grant of Common Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the National Interstate Corporation Long Term Incentive Plan (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant 5,104 Common Shares (the “Common Shares”), plus an additional award of cash in the amount of $61,009 (the “Cash Award”). The Common Shares covered by this Agreement shall be fully vested and transferable at all times on and after the Date of Grant. The Company shall deliver the Common Shares and pay the Cash Award to the Grantee as soon as administratively practicable following the Date of Grant.
     2. Taxes and Withholding. To the extent the Company is required to withhold any federal, state, local or other taxes in connection with the delivery of the Common Shares or the Cash Award, the Company shall satisfy such withholding obligation by withholding against the Cash Award.
     3. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor limit or affect in any manner the right of the Company or a Subsidiary to terminate the employment or adjust the compensation of the Grantee.
     4. Miscellaneous. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.
(Signatures are on the following page)

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

NATIONAL INTERSTATE CORPORATION
By:	/s/ Paul F. Haffner
Name: Paul F. Haffner
Title: Vice President, General Counsel and Secretary

     The undersigned hereby acknowledges receipt of a copy of the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Common Shares on the terms and conditions set forth herein and in the Plan.

/s/ David W. Michelson
Grantee

Date: March 12, 2007

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